INVESTMENT ADVISORY AGREEMENT

This INVESTMENT ADVISORY AGREEMENT (this “Agreement”) in entered into as of the 6th day of July 2017, by and between RENN Fund, Inc., a Texas corporation (the “Company), and Horizon Asset Management LLC, a New York limited liability company (the “Adviser”).

WHEREAS, the Company operates, and will continue to operate, as a registered, non-diversified, closed-end investment company (a “RIC”) under the Investment Company Act of 1940, as amended, and is engaged and will continue to engage in the business of making investments consistent with its operation as a RIC qualified for tax treatment under Subchapter M of the Internal Revenue Code of 1986, as amended;

WHEREAS, the Adviser is engaged in the business of rendering investment advisory, management and administrative services with respect to investments of the type made by the Fund; and

WHEREAS, the Fund deems it advisable to retain the Adviser to render certain investment advisory, management and administrative services to the Fund, and the Adviser desires to provide such services to the Fund, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Investment Description; Appointment

The Company desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Articles of Incorporation, as amended, and in the Company's most recent prospectus as filed with the Securities and Exchange Commission (“SEC”) or in such other, more recent SEC filing as may properly set forth such information from time to time, and in such manner and to such extent as may from time to time be approved by the Board of Directors of the Company. Copies of the appropriate SEC filing and the Company’s Articles of Incorporation, as amended, have been or will be submitted to the Adviser. The Company agrees to provide copies of all amendments to the Company’s Articles of Incorporation and all new or amended SEC filings containing the Company’s investment objectives and limitations to the Adviser on an ongoing basis. The Company desires to employ and hereby appoints the Adviser to act as investment adviser to the Company. The Adviser accepts the appointment and agrees to furnish the services described herein for the compensation set forth below.

2. Services as Investment Adviser

Subject to the supervision and direction of the Board of Directors of the Company, the Adviser will (a) act in accordance with the Company’s Articles of Incorporation, the Investment Company Act of 1940 and the Investment Advisers Act of 1940, all applicable SEC rules and regulations and any other applicable provisions of law, as the same may from time to time be amended, (b) use its best efforts to increase the value of the Company’s assets by causing such assets to be invested in such securities as the Adviser in its discretion shall deem advisable in accordance with the Company’s investment objectives and policies as stated in the Company’s Articles of Incorporation and the appropriate SEC filing as from time to time in effect, (c) make investment decisions and exercise voting rights in respect of portfolio securities for the Company, and (d) place purchase and sale orders on behalf of the Company. In providing these services, the Adviser will provide investment research and supervision of the Company’s investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Company’s assets. The Adviser shall allocate such personnel and devote such efforts as are necessary for it to carry out its duties under this Agreement. In addition, the Adviser will furnish the Company with whatever statistical information the Company may reasonably request with respect to the securities that the Company may hold or contemplate purchasing. The Company acknowledges that the Adviser does not guarantee the investment performance of any particular securities selected by the Adviser for the investment of the Company’s assets.

3. Provision of Management and Administrative Services.

The Adviser shall provide, or arrange for suitable third parties to provide, any and all management and administrative services reasonably necessary for the operation of the Company and the conduct of its business. The Adviser will act in good faith in the selection, use and monitoring of third parties to perform any services, and any delegation to or appointment of a third party shall not relieve the Adviser of any of its obligations under this Agreement. Without limiting any other provision of this Agreement, such management and administrative services shall include, but not be limited to, the following services:

(i)	Providing such office space, equipment, facilities and supplies, and the services of such clerical and other personnel of the Adviser, as may be necessary or required for the reasonable conduct of the business of the Company;

(ii)	Keeping and maintaining the books and records of the Company and handling communications and correspondence with shareholders of the Company;

(iii)	Preparing management and other reports and documents as may be necessary or appropriate for the reasonable conduct of the business of the Company;

(iv)	Making such arrangements as may be necessary or appropriate for the custody, deposit and safekeeping of the Company’s investment securities, cash and other assets; provided, that such custody, deposit and safekeeping of securities shall be an expense borne by the Company;

(v)	Making such arrangements and handling such communications with accountants, attorneys, banks, transfer agents, custodians, underwriters, insurance companies, depositories and other persons as may from time to time be requested by the Company or as may be reasonably necessary to perform any of the other services to be rendered by the Adviser under this Agreement;

(vi)	Providing such other managerial and administrative services as may be reasonably requested by the Company to identify, evaluate, structure, monitor, acquire and dispose of Company investments;

(vii)	Providing such other advice and recommendations with respect to the business and affairs of the Company as the Adviser shall deem to be desirable or appropriate; and

(viii)	Providing, as may be appropriate or necessary, from time to time, a director designee or advisory director to the Company’s portfolio companies and making arrangements for the provision, at such costs as are reasonable and appropriate and for the benefit of the Company, of such other management assistance to portfolio companies as may be appropriate or necessary, in each case consistent with the applicable requirements of the Investment Company Act of 1940 and the Investment Advisers Act of 1940.

4. Brokerage

In executing transactions for the Company and selecting brokers or dealers, the Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any Company transaction, the Adviser will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, including the expected contribution of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. The price to the Company in any transaction may be less favorable than that available from another broker or dealer if the difference is reasonably justified by other aspects of the execution services offered, provided that such transaction is effected in compliance with Section 28(e) of the Securities Exchange Act of 1934 with a broker or dealer that is not affiliated with the Adviser and that the Adviser determines in good faith and in accordance with the Standard of Care (as defined in Section 9 below) that the commission paid is reasonable in relation to the benefits of the transaction received by the Company. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, the Adviser may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Company and/or other accounts over which the Adviser or an affiliate exercises investment discretion. Concurrently with the execution of this Agreement, the Adviser has provided a copy of its “soft dollar” policy to the Company and will provide to the Company copies of all updates, amendments and supplements to such policy on an ongoing basis. Concurrently with the execution of this Agreement and annually thereafter the Adviser will provide a written description to the Company of all “soft dollar” arrangements, including the amount paid for each service and the portion of the Company’s commissions directed to pay for such service, together with a statement that all such arrangements are in compliance with Section 28(e) of the Securities Exchange Act of 1934.

On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Company as well as of other clients, the Adviser to the extent permitted by applicable law and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Company and such other clients.

5. Confidentiality of Information

The Adviser will treat confidentially and as proprietary information of the Company all records and other information relative to the Company and the Company’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where the Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

6. Proxy Voting

The Adviser will have the responsibility to vote proxies solicited with respect to issuers of securities in which assets of the Company are invested in accordance with the Adviser’s policies on proxy voting. The Adviser has provided a copy of its proxy voting policies to the Company and will provide to the Company copies of all updates, amendments and supplements to such policies on an ongoing basis.

7. Information Provided to the Company

The Adviser will keep the Company informed of developments materially affecting the Company, and will, on its own initiative, furnish the Company from time to time with whatever information the Adviser believes is appropriate for this purpose. The Adviser will furnish the Company with whatever information, reports, valuations, analyses and opinions the Board of Directors of the Company may reasonably request. Without limiting the foregoing, the Adviser shall provide the Company annually with copies of its Form ADV, Part 1, Part 2A Firm Brochure and Part 2B Brochure Supplement, and the Adviser shall notify the Company in writing within three business days of any of the following:

(i)	There is any material change in the Adviser’s senior personnel assigned to perform services under this Agreement;

(ii)	There is any change in control of the Adviser;

(iii)	The Adviser becomes aware of any material change in its portfolio management structure or its business organization, including without limitation the filing for bankruptcy relief;

(iv)	The Adviser ceases to be registered as an investment advisor with the SEC under the Investment Advisers Act of 1940 or such registration is suspended; or

(v)	Any investigation, examination, complaint, lawsuit, disciplinary action or other proceeding by or against the Adviser or any of its employees affecting the Adviser’s ability to perform its duties under this Agreement is commenced by the SEC, the Financial Industry Regulatory Authority (FINRA), any Attorney General or any regulatory agency of any state of the United States, any U.S. Government department or agency, or any governmental agency regulating securities of any country in which the Adviser is doing business (and the Adviser represents that no such proceeding is currently pending or, to its knowledge, threatened or contemplated). The Adviser will make the disclosure required by this paragraph (v) to the extent permitted by applicable law, and except as otherwise required by applicable law, the Company shall maintain the confidentiality of all such information until the investigating entity makes the information public.

8. Books and Records

The Adviser agrees to preserve for the periods prescribed by Rule 3la-2 under the Investment Company Act of 1940 the records required to be maintained by a registered investment company pursuant to Rule 3la-1 thereunder. The Adviser and the Company agree, in compliance with Rule 3la-3 under the Investment Company Act of 1940, that all records which the Adviser maintains for the Company are the property of the Company and further agrees to surrender promptly to the Company any such records upon the Company’s request.

9. Standard of Care; Indemnification

(a) The Adviser acknowledges that this Agreement places it in a fiduciary relationship with the Company. In discharging its duties and performing its services under this Agreement, the Adviser shall act in good faith and with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent professional acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims (the “Standard of Care”). The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Adviser against any liability to the Company or its shareholders to which the Adviser would otherwise be subject by reason of (i) willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or reckless disregard by it of its obligations and duties under this Agreement, (ii) any breach by it of a fiduciary duty to the Company, (iii) failure by it to perform in accordance with the Standard of Care or any other material breach by it of this Agreement, or (iv) a violation by it of any applicable ethical rules or applicable law, including but not limited to the Investment Company Act of 1940, the Investment Advisers Act of 1940 and other federal and state securities laws and regulations (collectively, “disabling conduct”). The Company hereby agrees to indemnify the Adviser and each of the Adviser’s partners, officers and employees against, and hold it harmless from, any and all losses, claims, damages, liabilities or expenses (collectively, “Losses”), including reasonable counsel fees and expenses, arising out of the Adviser’s performance of this Agreement and not resulting from or relating to disabling conduct by the Adviser. The Adviser shall be entitled to reimbursement from the Company for payment of the reasonable expenses as and when incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under the law. The Adviser shall provide to the Company a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Company has been met and a written undertaking to repay any such expense reimbursement if it should ultimately be determined that such standard of conduct has not been met.

(b) The Adviser shall indemnify the Company and its officers, directors and trustees for any Losses, including attorneys’ fees, that may be sustained as a result of or relating to any disabling conduct by the Adviser or any Sub-Adviser (as defined in Section 10 below) in connection with this Agreement. Indemnification provided by the Adviser hereunder with respect to the actions of any Sub-Adviser shall be without duplication of any recovery by the Company (or a related indemnified party) for the same Losses from such Sub-Adviser under the indemnification provisions of an applicable Investment Sub-Advisory Agreement (as defined in Section 10 below).

(c) The rights of any indemnified person under this Section 9 shall be cumulative of, and in addition to, any and all other rights and remedies to which such person may otherwise be entitled by contract or as a matter of law or equity.

(d) Notwithstanding the foregoing, nothing contained in this Section 9 or any other provision of this Agreement shall constitute a waiver by the Company of any of its legal rights under applicable U.S. securities laws (including but not limited to the Investment Company Act of 1940 and the Investment Advisers Act of 1940) or any other laws whose applicability is not permitted to be contractually waived.

(e) The Adviser shall at all times during the term of this Agreement maintain, at the Adviser’s cost, for the benefit of the Company insurance of the types and with minimum coverage limits as are customary in the industry for an investment advisory firm providing services comparable to those provided by the Adviser hereunder, including without limitation general liability insurance, including contractual liability, with a limit of liability of no less than $500,000 per occurrence and no aggregate claim limit; workers' compensation as required by applicable laws covering personnel providing services in connection with this Agreement; and a professional indemnity policy covering the Adviser and its professional personnel providing coverage of no less than $25,000,000 (inclusive of errors and omissions and fiduciary liability coverage).

10. Compensation

(a) In consideration of the services rendered pursuant to this Agreement, the Company will pay the Adviser within five business days after the end of each calendar month, a fee for the previous month computed daily at an annual rate of 1.0% of the Daily Base Amount (defined below); provided, however, that no fee shall be paid on assets less than Twenty-Five Million Dollars ($25,000,000.00). The “Daily Base Amount” for any day is the Company’s net assets in excess of Twenty-Five million Dollars ($25,000,000.00), in each case determined as of the end of each trading day.

(b) Upon any termination of this Agreement before the end of a quarter, the fee for such part of that quarter shall be prorated according to the proportion that such period bears to the full quarterly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Adviser, the value of the Company’s net assets shall be computed at the times and in the manner specified in the Company’s Registration Statement as from time to time in effect.

11. Expenses

The Adviser will bear all expenses in connection with the performance of its services under this Agreement, including compensation of and office space for its officers and employees connected with investment and research, trading and investment management of the Company, except as otherwise may be provided in any separate agreement between the Company and the Adviser, as well as the fees of any directors of the Company who are affiliated with the Adviser, any Sub-Adviser or any of their respective affiliates. The Company will bear certain other expenses to be incurred in its operation, including, but not limited to: organizational expenses; taxes, interest, brokerage costs and commissions and stock exchange fees, including any value added tax; fees of directors of the Company who are not officers, directors, or employees of the Adviser, the Sub-Adviser or any of their affiliates; SEC fees, state Blue Sky qualification or offering fees; charges of custodians, sub-custodians and transfer and dividend disbursing agents; expenses in connection with the Company’s Dividend Reinvestment and Cash Purchase Plan; premiums for insurance policies maintained by the Company; outside auditing, pricing and legal expenses; costs of maintenance of the Company’s existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of printing stock certificates; costs of shareholders’ reports and meetings of the shareholders of the Company and of the Board of Directors of the Company; membership fees in trade associations; stock exchange listing fees and expenses; litigation and other extraordinary or non-recurring expenses, except to the extent the Adviser is responsible for such expenses under the express terms of this Agreement (including Section 9 and the first sentence of this Section 11).

12. Services to Other Companies or Accounts

The Company understands that the Adviser now acts, will continue to act or may act in the future as investment adviser to other managed accounts or as investment adviser to one or more other investment companies, and the Company has no objection to the Adviser so acting, provided that whenever the Company and one or more other accounts or investment companies advised by the Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with procedures believed to be equitable to each entity. Similarly, opportunities to sell securities will be allocated in an equitable manner. The Company recognizes that in some cases this procedure may adversely affect the size of the position that may be acquired or disposed of for the Company. In addition, the Company understands that the persons employed by the Adviser to assist in the performance of the Adviser’s duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

13. Term of Agreement

This Agreement shall become effective on the later of the date specified in the first paragraph of this Agreement and the date on which this Agreement is approved in accordance with the requirements of the Investment Company Act of 1940 and executed by the Adviser and the Company (the “Effective Date”) and shall continue for an initial one-year term and shall continue thereafter so long as such continuance is specifically approved at least annually by (i) the Board of Directors of the Company or (ii) a vote of a “majority” (as defined in the Investment Company Act of 1940) of the Company’s outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Directors who are not “interested persons” (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days’ written notice by the Company authorized by the Board of Directors of the Company or by vote of holders of a majority of the Company’s outstanding shares, or upon 60 days’ written notice by the Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in said Act). Notwithstanding the foregoing, at the discretion of the Company’s Board of Directors, all terms and conditions set forth in this Agreement shall continue to apply through a period (the “Transition Period”) following the termination date specified in a notice of termination given by the Company or the Adviser pursuant to this Section 13, or following an automatic termination, during which the Adviser shall continue to serve as the Adviser hereunder at the then-existing compensation level. Such Transition Period shall not exceed three months after the termination date specified in a notice of termination or the date on which this Agreement would otherwise have terminated automatically. During the Transition Period, the Adviser shall perform all services required of it under this Agreement, including those services necessary to complete any pending transactions, and shall cooperate with the Company in good faith to effect an orderly transfer of all services contemplated by this Agreement and all applicable records to a successor investment adviser as expeditiously as possible, and in any event by the end of the Transition Period. The provisions of Sections 5, 8 and 9 shall survive any termination of this Agreement.

14. Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto.

15. Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Texas without giving effect to the conflicts of laws principles thereof.

16. Independent Contractor Status

The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Directors of the Company from time to time, have no authority to act for, bind or represent the Company in any way or otherwise be deemed an agent of the Company. For all purposes, including but not limited to workers’ compensation and unemployment liability, the parties understand and agree that all persons furnishing services pursuant to this Agreement are deemed employees solely of the Adviser and not of the Company.

17. Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original.

18. Notices

Any notice under this Agreement shall be in writing to the other party and shall be delivered in person or by facsimile or electronic mail (followed by mailing such notice, express mail postage prepaid, on the day on which such facsimile or electronic mail is sent) to the applicable address set forth below or to such other address as the other party may designate from time to time for the receipt of such notice and shall be deemed to have been given, if by personal delivery, on the day of such delivery, and, if by facsimile and mail or electronic mail and mail, on the date on which such facsimile and confirmatory letter or electronic mail and confirmatory letter are sent.

IN WITNESS WHEREOF, the parties, acting through their duly authorized representatives and intending to be legally bound hereby, have executed and delivered this Agreement to be effective as of the Effective Date.

RENN FUND, INC.

By:	/s/ Murray Stahl
Name: Murray Stahl
Title: Chairman
Date: 7/6/17

Address for Notices:

HORIZON ASSET MANAGEMENT LLC

By:	/s/ Jay Kesslen
Name: Jay Kesslen
Title: General Counsel
Date: 7/6/17

Address for Notices: